Exhibit 99.1

Report to Former Service 1st Bancorp Shareholders on Central Valley Community Bancorp Escrow Fund for the Year Ended December 31, 2009

FINANCIAL STATEMENTS

The following financial statements have been prepared by the Escrow Agent in accordance with generally accepted accounting principles, but have not been audited by the Company’s independent public accountants.

Central Valley Community Bancorp

Escrow Fund Balance Sheet

December 31, 2009

Assets

Cash	$2,449,520

Total assets	$2,449,520

Liabilities	$—

Capital
Contributions	3,500,000
Withdrawal	(1,046,497)
Accumulated losses	(3,983)

Total liabilities and capital	$2,449,520

Central Valley Community Bancorp

Escrow Fund Income Statement

For the Year Ended December 31, 2009

Interest income	$3,472
Fees and expenses	3,634
Net loss	$(162)

Central Valley Community Bancorp

Escrow Fund Change in Assets

For the Year Ended December 31, 2009

Beginning balance	$3,496,179
Withdrawals	(1,046,497)
Interest income	3,472
Fees and expenses	(3,634)
Ending assets	$2,449,520

NOTES TO CENTRAL VALLEY COMMUNITY BANCORP ESCROW FUND FINANCIAL STATEMENTS

About the Escrow Fund

The Escrow Fund was established in connection with the acquisition by Central Valley Community Bancorp (the Company) on November 12, 2008 of Service 1st Bancorp (Service 1st).  The Company filed a registration statement No. 333-152151 on Form S-4 (the Registration Statement) relating to the merger of the Company and Service 1st.

The Company paid merger consideration to the shareholders of Service 1st consisting of 0.682304 of a share of the Company’s common stock (the Share Consideration) and $2.50 cash (the Cash Consideration) for each share of Service 1st common stock.  Additionally under the merger agreement, immediately prior to the merger, Service 1st redeemed its outstanding stock options in exchange for a payment equal to the amount by which the value of the per share merger consideration exceeded the exercise price under each stock option.

A portion of the Cash Consideration payable to the shareholders and options holders of Service 1st (collectively, Former Shareholders) was deposited into an escrow account (the Escrow Fund) to indemnify litigation and credit-related costs in connection with a disputed loan participation (Participation Agreement) to which Service 1st was a party prior to the merger.  An initial $3,500,000 deposit in the Escrow Fund was withheld from the merger consideration paid to the Former Shareholders to indemnify the Company and its wholly owned subsidiary, Central Valley Community Bank (CVCB Bank) from losses related to the litigation, entitled Regent Hotel, LLC v. First Bank et al. filed in Superior Court of California, County of Sacramento, Case Number 34-2008-00009879 (the Regent Litigation).   Upon resolution of the dispute, the Former Shareholders will receive the balance, if any, in the Escrow Fund.  These are the Financial Statements for the Escrow Fund.

As a result of creation of the Escrow Fund, the Cash Consideration immediately payable to the Former Shareholders was reduced from $2.50 per share to $1.14 with $1.36 per share allocated to the Escrow Fund.  The Company, as a result of the merger, has the obligation to pay the pro rata share of the Regent Litigation legal expenses of the lead bank under the loan participation agreement.  Portions of the legal expense payment obligation have been paid, and will continue to be paid, from the Escrow Fund, and an amount less than $1.36 per share will ultimately be distributed to the Former Shareholders upon termination of the Escrow Fund.

Robert Block and John Brooks were appointed to execute the Escrow Agreement on behalf of the Former Shareholders of Service 1st and to represent their interests in connection therewith. US Bank was appointed Escrow Agent and will hold and dispose of the Escrow Fund in accordance with the Escrow Agreement.

Other than the indemnification purposes set forth above, the Escrow Fund has no other purpose, nor will it be used for any ongoing trade or business.  The Company has undertaken to the Securities and Exchange Commission that neither it nor the Escrow Agent will facilitate or encourage trading by any Former Shareholder in the right to receive the balance of the Escrow Fund.

The Escrow Fund will remain in existence until the later of (a) the date upon which the Regent Litigation is resolved completely by written settlement agreement or judgment, and all appeals have been made, heard and finally decided and/or all applicable time periods for appeals have expired, and (b) either (i) the date upon which all amounts owed under the Participation Agreement are irrevocably received by the Company or (ii) the date that is six (6) months immediately following any revision to the Loan by written agreement between the parties thereto provided that all required payments are made by the borrower during such six (6)-month period.

On March 30, 2009, the Company’s banking subsidiary, CVCB Bank entered into an Assignment of Participation Agreement and Settlement and Release Agreement (the Settlement Agreement) with First Bank, a Missouri corporation (First Bank) in connection with the Regent Litigation.  Under the Settlement Agreement, First Bank has obtained from CVCB Bank, all of CVCB Bank’s rights under the Participation Agreement in consideration of (a) the payment of $2,615,000 and (b) First Bank’s agreement to indemnify and hold the Company, CVCB Bank and its affiliates harmless from any and all future losses related to the Regent Litigation and to the Participation Agreement. Notwithstanding the Settlement Agreement, the Escrow Fund will not be terminated until the Regent Litigation is ultimately resolved.

As a result of the Settlement Agreement, CVCB Bank made the following claims against the Escrow Fund:

1.               $871,181, representing the difference between the outstanding principal balance under the  Participation Agreement of approximately $3,486,000 and the Settlement Agreement payment amount of $2,615,000;

2.               $154,481, representing uncollected accrued interest under the Participation Agreement; and

3.               $20,835 unreimbursed legal expenses.

Those distributions represented 100% of the distributions by the Escrow Agent to CVCB Bank during the year ended December 31, 2009.

Status of Regent Hotel Litigation

On May 1, 2008, Regent Hotel, LLC (“Regent”) filed a lawsuit in the Superior Court of California, County of Sacramento (the “Regent Litigation”).  Regent Hotel, LLC, a California limited liability company and subsidiary of Regent Development, Inc., a California corporation, filed the Regent Litigation naming as defendants First Bank, as the lead bank in a loan participation, and East West Bank and S1 Bank, which was acquired by CVCB Bank on November 13, 2008, which are participating in the loan.  Regent claims that First Bank refused to fund a construction loan draw request and that East West Bank and S1 Bank interfered in the relationship between Regent and First Bank which affected the decision by First Bank not to fund the draw request.  Through its acquisition of S1 Bank, CVCB Bank was a 9.915% participant in the amount of approximately $4,000,000.  Regent filed for Chapter 11 bankruptcy in 2008.  The suit asks for actual and punitive damages in excess of $10,000,000.  In addition, certain contractors filed mechanics liens against Regent, under which S1 Bank was named in the complaint.  These complaints have been removed to the bankruptcy court.

In 2009, First Bank purchased CVCB Bank’s participating interest in the Regent Hotel loan at a discount and indemnified CVCB Bank against any further actions pursuant to the lawsuit.  Included in the merger consideration paid by the Company to acquire Service 1st was $3,500,000 which was placed into an escrow fund to protect the Company and CVCB Bank from all losses and liabilities that related to the loan participation and/or the Regent Litigation.  Consequent to the Lead Bank buying CVCB Bank’s position, CVCB Bank collected $1,046,497 from the escrow fund to cover the portion of the loan that was not recovered, accrued and unpaid interest and other costs.  In accordance with the escrow agreement, until the litigation is completely satisfied the remaining $2,449,520 is expected to remain in the escrow fund.

Reporting to Former Shareholders

The Company has undertaken to provide Former Shareholders information with respect to the Escrow Fund, as a result of which the Company will:

(1)  file annual reports under cover of Form 8-K using the Company’s file number, which will include disclosure showing the assets and liabilities of the Escrow Fund at the end of each calendar year and the receipts and disbursements of the Escrow Fund for the period (the “fund reporting”). The fund reporting will also describe the changes in the Escrow Fund’s assets during the reporting period and the actions taken by the Escrow Agent during the period with respect to the Escrow Fund. The financial statements contained in the fund reporting will be prepared in accordance with generally accepted accounting principles; however, it is not contemplated that the financial statements will be audited by independent public accountants;

(2)  file with the Commission a report under cover of Form 8-K whenever a material event relating to the Escrow Fund’s assets has occurred; and

(3)  mail a copy of each such report  to the Former Shareholders at their addresses as shown in the Company’s records at the time such report on Form 8-K is filed with the Commission.